EXHIBIT 12.1


         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   Three         Three
                                   Months        Months
                                   Ended         Ended                     Year Ended September 30,
                                  March 31,     December    ----------------------------------------------------------
                                    2001        31, 2000       2000        1999        1998         1997        1996
                                  ---------     --------    ---------   ---------    ---------   ---------   ---------
                                                                (dollars in thousands)

Fixed Charges:
  Interest expense                 $ 230,329    $ 244,830   $ 630,397   $ 215,523    $ 120,355    $ 61,189    $ 37,266
  Amortization of debt issuance
  costs                                  711          711       1,788         230          281         204         127
  Estimated interest within
  rental expense                       5,334        5,307      14,202      12,213        7,281       4,152       1,181
  Preference securities
  dividend requirement of
  consolidated subsidiaries               --           --          --       6,083        6,840       2,203         208
                                   ---------    ---------   ---------   ---------    ---------    --------    --------
     Total fixed charges           $ 236,374    $ 250,848   $ 646,387   $ 234,049    $ 134,757    $ 67,748    $ 38,782
                                   ---------    ---------   ---------   ---------    ---------    --------    --------
Earnings:
  Income (loss) before income
  taxes, minority interest,
  extraordinary items and
  cumulative effect of accounting
  change less equity in income
  (losses) of investments          $(17,031)      $ 3,290   $ 115,962  $ (74,568)      $ 2,312    $ 33,218     $ 5,537
  Fixed charges                      236,374      250,848     646,387     234,049      134,757      67,748      38,782
  Less:
  Preference securities
  dividend requirement of
  consolidated subsidiaries               --           --          --     (6,083)      (6,840)     (2,203)       (208)
                                   ---------    ---------   ---------   ---------    ---------    --------    --------
     Earnings                      $ 219,343    $ 254,138   $ 762,349   $ 153,398    $ 130,229    $ 98,763    $ 44,111
                                   ---------    ---------   ---------   ---------    ---------    --------    --------
Ratio of earnings to fixed
charges                                 0.93         1.01        1.18        0.66         0.97        1.46        1.14
                                   ---------    ---------   ---------   ---------    ---------    --------    --------
Excess (deficiency) of earnings
to fixed charges                   $(17,031)      $ 3,290   $ 115,962  $ (80,651)    $ (4,528)    $ 31,015     $ 5,329
                                   ---------    ---------   ---------   ---------    ---------    --------    --------

The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before income taxes, minority interest, extraordinary items and the cumulative effect of accounting change less equity in the income (losses) of investments plus fixed charges less the preference securities dividend requirement of consolidated subsidiaries. Fixed charges include, as applicable, interest expense, amortization of debt issuance costs, the estimated interest component of rent expense and the preference securities dividend requirement of consolidated subsidiaries.